Dynamic Materials Corporation




                           Asset Purchase Agreement








                                    among



                        Dynamic Materials Corporation,


                               Spin Forge, LLC,


                                 Joe Allwein


                                     and


                            Darleen Bauer Allwein







                                    Dated

                                March 18, 1998

                               TABLE OF CONTENTS

                                                                          Page

1.    Transfer of Assets, Payment, and Related Matters.......................1
      1.1   Transfer of Assets...............................................1
      1.2   Retained Assets..................................................1
      1.3   Certain Assumption of Obligations and Liabilities................2
      1.4   Consideration....................................................3
      1.5   Escrow Arrangements..............................................5
      1.6   Payment of Liabilities; Release of Liens.........................5
      1.7   Allocation of Consideration......................................6
      1.8   Sales and Use Taxes..............................................6
      1.9   Instruments of Conveyance, Transfer and Assumption...............6
      1.10  Consents and Approvals...........................................6
      1.11  Seller Loan......................................................7

2.    Closing................................................................7

3.    Representations and Warranties by Seller and Members...................8
      3.1   Organization and Standing........................................8
      3.2   Corporate Power; Authorization...................................8
      3.3   No Breach, Etc...................................................8
      3.4   Financial Statements.............................................8
      3.5   Title to Properties: Liens: Condition of Properties..............9
      3.6   Taxes............................................................9
      3.7   No Liabilities..................................................10
      3.8   Litigation, Etc.................................................10
      3.9   Patents, Trade Names and Trademarks.............................10
      3.10  Compliance with Laws............................................11
      3.11  Environmental Matters...........................................11
      3.12  Governmental Permits............................................12
      3.13  Disclosure of Material Information..............................13
      3.14  Insurance.......................................................13
      3.15  Inventory.......................................................14
      3.16  Major Customers.................................................14
      3.17  Existing Employment Contracts...................................14
      3.18  Employee Benefits...............................................15
      3.19  Required Consents and Approvals.................................16
      3.20  Absence of Certain Changes......................................17
      3.21  Product Warranty and Product Liability..........................18
      3.22  Member List.....................................................18
      3.23  Assets Necessary to Business....................................18
      3.24  Contracts and Commitments.......................................18





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4.    Representations and Warranties of Purchaser...........................20
      4.1   Organization and Standing.......................................20
      4.2   Corporate Power; Authorization..................................20
      4.3   No Breach, Etc..................................................21
      4.4   Purchase Stock..................................................21
      4.5   Disclosure of Material Information..............................21

5.    Closing...............................................................21
      5.1   Time and Place..................................................21
      5.2   Actions at Closing..............................................21

6.    Post-Closing Matters..................................................24
      6.1   Use of Seller's Name............................................24
      6.2   Sales Tax Matters...............................................24
      6.3   Finders Fees; Payments..........................................24
      6.4   SEC Filings.....................................................25
      6.5   Bulk Transfer Law...............................................25

7.    Indemnification.......................................................25
      7.1   Indemnification of Purchaser....................................25
      7.2   Indemnification of Seller.......................................25

8.    Indemnification Procedures............................................26
      8.1   Notice..........................................................26
      8.2   Third Party Claims..............................................26
      8.3   Other Claims....................................................27
      8.4   Calculation of Losses...........................................27
      8.5   Nonexclusivity of Indemnification Remedies......................27
      8.6   Minimum Damages.................................................27

9.    Maximum Damages.......................................................27

10.   Survival of Representations and Warranties............................28

11.   Confidentiality Provisions............................................28
      11.1  Obligation......................................................28
      11.2  Exclusions......................................................28
      11.3  Remedies........................................................28

12.   Entire Agreement and Amendments; Section Headings.....................29

13.   Counterparts..........................................................29






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14.   Successors and Assigns................................................29

15.   Applicable Law........................................................29

16.   Expenses..............................................................29

17.   Equitable Relief......................................................29

18.   "Knowledge" Definition................................................30

19.   Further Assurances....................................................30

20.   Notices...............................................................30

21.   Severability and Waiver...............................................31

22.   Public Announcements..................................................31

23.   Third Party Beneficiaries.............................................31

24.   Pronouns..............................................................31

25.   Attorneys' Fees.......................................................31


EXHIBITS

Exhibit A         Assets

Exhibit B         Assumed Liabilities

Exhibit C         Bill of Sale

Exhibit D         Disclosure Schedule

Exhibit E1        Non-Competition Agreement (Spin Forge, LLC)

Exhibit E2        Non-Competition Agreement (Arroyo, Gomez, Strum)

Exhibit F         Personal Services Agreement

Exhibit G         Operating Lease

Exhibit H         Option Agreement





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Exhibit I         Loan Agreement

Exhibit J         Legal Description of Real Property

Exhibit K         Stock Agreement

Exhibit L         Stock Pledge

Exhibit M         Escrow Agreement

Exhibit N         Opinion of Davis, Graham & Stubbs LLP

Exhibit O         Master Promissory Note

Exhibit P         Adjustment Statement

Exhibit Q-1       Proprietary Information Agreement -- Key Employees

Exhibit Q-2       Proprietary Information Agreement -- All Other Employees

Exhibit R         Opinion of Wolf, Rifkin & Shapiro

Exhibit S         Personal Guaranty

Exhibit T         Non-Competition Agreement (Allwein)






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                           ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT ("AGREEMENT") is entered into as of the 18th day of March, 1998 (the "EFFECTIVE DATE") among Dynamic Materials Corporation, a Delaware corporation ("PURCHASER"), having a principal place of business at 551 Aspen Ridge Drive, Lafayette, CO 80026, Spin Forge, LLC, a California limited liability company ("SELLER"), having a principal place of business at 1700 East Grand Avenue, El Segundo, California 90245 and Joe Allwein and Darleen Bauer Allwein (each a "MEMBER"), having a principal place of business at 1700 East Grand Avenue, El Segundo, California 90245.


                                   RECITALS

      A. Seller owns a metal fabrication business located at 1700 East Grand Avenue, El Segundo, California 90245, and owns certain tangible and intangible assets related to such business. That business, as Seller currently conducts it, is referred to as the "BUSINESS."

      B. Seller desires to sell such business and assets and Purchaser desires to purchase such business and assets.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:


                                     TERMS

1.    TRANSFER OF ASSETS, PAYMENT, AND RELATED MATTERS.

      1.1 TRANSFER OF ASSETS. In consideration of the payment to Seller by Purchaser pursuant to Section 1.4 below, and subject to the terms and conditions of this Agreement, Seller hereby assigns, conveys, transfers and sells to Purchaser as of the closing provided for in Section 2 below (the "CLOSING"), all right, title and interest in and to all of the assets of Seller relating to the Business, including without limitation, those tangible, intangible and contract assets, rights and personal properties, all subject to Section 1.2 below, as more particularly described in EXHIBIT A attached hereto and incorporated herein by reference (collectively, the "ASSETS").

      1.2 RETAINED ASSETS. The foregoing notwithstanding, Seller shall retain and the Assets shall not include the following (collectively, the "RETAINED ASSETS"):

            a. Seller's limited liability company franchise, limited liability company record books containing minutes of meetings of members, and such other records as have to do exclusively with Seller's organization or capitalization (provided, however, that Purchaser and its representatives





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shall have access to such documents at reasonable times and on reasonable notice for the purpose of inspecting and making copies of them);

            b. real property consisting of land and buildings located in Los Angeles County, California, with a street address of 1700 East Grand Avenue, El Segundo, California 90245, as is more particularly described in EXHIBIT J attached hereto and by this reference incorporated herein, at which the Business operates (collectively the "REAL PROPERTY") and which is subject to an Operating Lease and an Option Agreement substantially in the form of EXHIBITS G and H hereto, respectively;

            c. any Materials of Environmental concern (as defined in Section 3.11(b) hereof);

            d. all trade accounts receivable of Seller as of the Closing Date;

            e. Seller's insurance policies;

            f. that certain License Agreement, dated as of October 20, 1997, by and between Seller and Southern California Edison Company, a California corporation;

            g. cash; and

            h. Schedule 1.2.

      1.3 CERTAIN ASSUMPTION OF OBLIGATIONS AND LIABILITIES. Purchaser shall not undertake, assume or agree to perform, pay or discharge, and expressly disclaims: (a) any and all liabilities associated with the Assets or the Business, including liabilities associated with the Retained Assets, and (b) any and all other liabilities, obligations or the like of or related to Seller, except for the liabilities described on EXHIBIT B attached hereto and incorporated herein by reference (the "ASSUMED LIABILITIES"). In addition, except for the Assumed Liabilities, Seller shall remain fully responsible for all liabilities or obligations arising from activities conducted on and all conditions (including, without limitation, any environmental contamination) of the site where the Assets are located, and all adjacent sites, including the Real Property, and for all activities conducted off the site which relate to the Assets or the operations in which the Assets were previously employed, but only to the extent such liabilities or obligations arise from activities or conditions taking place or existing prior to the Closing. Seller's responsibility (as described in the preceding sentence) shall include, without limitation, the responsibility to perform any and all response activities required under any federal, state, or local law, regulation or requirement relating to any environmental condition or circumstance, but only to the extent such activities are required due to environmental conditions or circumstances taking place or existing prior to the Closing.






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      1.4   CONSIDERATION.

            a. Subject to the terms and conditions of this Agreement, as consideration for the Assets transferred to Purchaser hereunder, Purchaser shall pay to Seller at the Closing the sum of Three Million Eight Hundred Sixty Thousand Four Hundred Eleven Dollars ($3,860,411) (the "PURCHASE PRICE"). The Purchase Price includes an estimated value of the Inventory (as defined in Exhibit A) of $1,015,919 which estimated value is derived from the February Balance Sheet (as defined in Subparagraph d(4) below).

            b. Purchaser shall pay the Purchase Price as follows:

                  (1) At the Closing, the Purchase Price, less the sum of (a) $449,800 (the "STOCK CONSIDERATION"), (b) the estimated amount of the Trade Payables (as defined in Exhibit B) on the Closing Date as derived from the February Balance Sheet, (c) the estimated amount of the Customer Deposits on the Closing Date as derived from the February Balance Sheet, (d) the estimated amount of the Accrued Liabilities (as defined in EXHIBIT B) on the Closing Date as derived from the February Balance Sheet, (e) the Foothill Payoff, and (f) the Hoover Payoff. The result of the foregoing calculation is referred to as the "CASH DELIVERY." The Cash Delivery is subject to adjustment as provided in Subparagraph c. below. The Cash Delivery shall be reduced by the Escrow Amount, which shall be paid on the Closing Date in cash by wire transfer or certified funds by Purchaser to the Escrow Agent as provided in Section 1.5.

                  (2) At the Closing, Purchaser shall deliver to Seller 50,000 shares of Purchaser Common Stock, par value $.05 per share (the "PURCHASE STOCK"), which number of shares is subject to adjustment as provided in Subparagraph e below. The parties agree that the "STOCK CONSIDERATION" was determined by valuing the Purchase Stock at the closing price on the Nasdaq National Market averaged over the 45 day period ending on the day before the Closing; SUBJECT, HOWEVER, to a "floor" value of $400,000 and a "cap" on the value of $600,000. The Purchase Stock shall be subject to certain restrictions as set forth in the Stock Agreement in the form attached hereto as EXHIBIT K and in the Stock Pledge in the form attached hereto as EXHIBIT L.

                  (3) At the Closing, $371,391.66 (the "FOOTHILL PAYOFF") shall be paid to Foothill Capital Corporation ("FOOTHILL") in cash by wire transfer or certified funds pursuant to written instructions provided to Purchaser by Foothill at least two business days prior to Closing, all in accordance with the terms of Section 1.6.

                  (4) At the Closing, $825,000 (the "HOOVER PAYOFF") shall be paid to Hoover Group, Inc. ("HOOVER") in cash by wire transfer or certified funds pursuant to written instructions provided to Purchaser by Hoover at least two business days prior to Closing, all in accordance with the terms of Section 1.6.

                  (5) At the Closing, $100,000 (the "ESCROW AMOUNT") shall be paid to the Escrow Agent, as defined in Section 1.5, in cash by wire transfer of funds to be held in escrow in accordance with the terms of Section 1.5.





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            c.    ADJUSTMENT PROCEDURE.

                  (1) At the Closing, Seller shall deliver to Purchaser the February Balance Sheet. The Cash Delivery paid at the Closing shall be derived from the estimated values of the Inventory, Trade Payables, Customer Deposits and Accrued Liabilities as reflected in the February Balance Sheet. Within 15 days after the Closing, Seller shall deliver to Purchaser the Closing Balance Sheet. Seller shall determine the amounts of the difference between the February Balance Sheet and the Closing Balance Sheet with respect to the Inventory, Trade Payables, Customer Deposits and Accrued Liabilities, if any, and the resulting adjustment to be made to the Cash Delivery, and shall deliver a statement of that adjustment in substantially the form attached hereto as EXHIBIT P (the "ADJUSTMENT STATEMENT") within that 15 day period. Purchaser shall have 45 business days after it receives the Adjustment Statement to object to any calculation contained in the Adjustment Statement. If Purchaser does not make any objection within that period, the Adjustment Statement and Closing Balance Sheet shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Cash Delivery, and shall be binding on the parties to this Agreement.

                  (2) If Purchaser objects to any calculation on the Adjustment Statement, the parties shall, within 10 business days, mutually determine the correct calculation. If the parties cannot resolve the objection within that time, they shall refer the dispute to the Independent Accountant (as defined below).

                  (3) The Independent Accountant shall review the calculation to which Purchaser objected, and shall resolve all objections as soon as practicable, but no later than 10 business days after the Independent Accountant receives all information from Seller and Purchaser that the Independent Accountant may reasonably request regarding the objection. The Adjustment Statement as the Independent Accountant may modify or approve shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Purchase Price, and shall be binding on the parties to this Agreement. Seller and Purchaser shall each pay one-half of the Independent Accountant's fees and expenses in resolving any such objection.

                  (4) ADJUSTMENT TO CASH DELIVERY. The actual amount of the Cash Delivery shall be based on the final determination of the Adjustment Statement, whether by Seller and Purchaser or the Independent Accountant. If that final amount is greater than the Cash Delivery that Purchaser made at the Closing, then Purchaser shall immediately deliver to Seller, in cash by wire transfer or certified funds, the additional amount of the Cash Delivery due to Seller and any interest accrued thereon from the date of the Closing. If that final amount is less than the Cash Delivery that Purchaser made at the Closing, then Purchaser shall submit the Adjustment Statement, signed by Purchaser and Seller, to the Escrow Agent. Upon receipt of the Adjustment Statement, the Escrow Agent shall immediately refund to Purchaser in cash, by wire transfer or certified funds, the additional amount of the Cash Delivery due to Purchaser and any interest accrued thereon from the date of the Closing. Interest shall accrue at the rate in effect with respect to the Escrow Amount pursuant to the Escrow Agreement.





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            d. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (1) "CLOSING BALANCE SHEET" means Seller's unaudited balance sheet dated as of the Closing Date.

                  (2) "FEBRUARY BALANCE SHEET" means Seller's unaudited balance sheet dated as of February 28, 1998.

                  (3) "INDEPENDENT ACCOUNTANT" means an accounting firm mutually selected by Seller and Purchaser. If Seller and Purchaser are unable to agree on the Independent Accountant within 5 business days after Purchaser delivers to Seller any objection to the Adjustment statement within the time provided above, then the Independent Accountant shall be Arthur Anderson, LLP.

            e. ADJUSTMENTS TO PURCHASE STOCK. If the closing price per share for the Purchase Stock on the Nasdaq National Market averaged over the 45 day period ending the day before the Closing (the "BENCHMARK PRICE") is greater than $12.00 per share, then the number of shares of Purchase Stock shall be reduced by an amount equal to (i) the number of shares of Purchase Stock multiplied by (ii) a fraction, the numerator of which shall be the amount by which the Benchmark Price exceeds $12.00 per share, and the denominator of which is the Benchmark Price. If the Benchmark Price is less than $8.00 per share, then the number of shares of Purchase Stock shall be increased by an amount equal to (i) the number of shares of Purchase Stock multiplied by (ii) a fraction, the numerator of which shall be the amount by which $8.00 per share exceeds the Benchmark Price, and the denominator of which is the Benchmark Price.

      1.5 ESCROW ARRANGEMENTS. Pursuant to an Escrow Agreement to be entered into among Purchaser, Seller, Member and Allan L. Hale (the "ESCROW AGENT") in substantially the form attached hereto as Exhibit M (the "ESCROW AGREEMENT"), $100,000 of the Purchase Price shall be delivered to the Escrow Agent at the Closing. Such monies, together with all interest accrued thereon, are hereinafter referred to as the "ESCROW AMOUNT." Upon such time as the parties have settled and made payment for any adjustment as required under subparagraph 1.4(c) hereof, such portion of the Escrow Amount not previously claimed by or paid to Purchaser as part of the adjustments contemplated by Section 1.4(c) shall be disbursed to Seller in accordance with the terms of the Escrow Agreement. Seller, Member and Purchaser agree that each will execute and deliver such instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Amount to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement. Seller and Purchaser shall each pay one-half of the Escrow Agent's fees and expenses.

      1.6 PAYMENT OF LIABILITIES; RELEASE OF LIENS. On or before the Closing, Seller shall have provided to Purchaser letters from Foothill and Hoover, in a form satisfactory to Purchaser in its sole discretion, which sets forth the amount necessary to repay in full the obligations owed to Foothill





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and Hoover, respectively, as of the Closing Date (the "PAY-OFF LETTERS"), along with written wire transfer instructions.

      1.7 ALLOCATION OF CONSIDERATION. The allocation of consideration paid by Purchaser for the Assets shall be allocated as determined by Purchaser promptly after Closing and approved by Seller, which approval shall not be unreasonably withheld or delayed. Purchaser and Seller hereby affirm that they shall each adhere to any such allocation for the purposes of all tax returns filed by them subsequent to such date, including the determination by Seller of taxable gain or loss on the sale of the Assets and the determination by Purchaser of the tax basis of the Assets, for the purposes of all financial statements and in all other circumstances.

      1.8 SALES AND USE TAXES. Seller shall bear sole responsibility for and shall pay all sales, use and other transfer taxes (collectively, "TRANSFER TAXES") arising by reason of the transfer of the Assets according to the terms of this Agreement. The foregoing notwithstanding, Purchaser shall provide Seller with reasonable assistance in obtaining relevant exemptions from applicable sales and use taxes, which assistance shall include, without limitation, reasonable efforts to obtain necessary exemption certificates from the applicable taxing authorities (for example, certificates required by the State Board of Equalization).

      1.9 INSTRUMENTS OF CONVEYANCE, TRANSFER AND ASSUMPTION. Seller agrees to deliver or cause to be delivered to Purchaser at the Closing full possession of all of the Assets at the place or places where the Assets are located as of the Effective Date, together with (i) a bill of sale attached as EXHIBIT C hereto (the "BILL OF SALE"); (ii) such other instruments of conveyance and transfer as shall be effective to vest in Purchaser all right, title and interest in and to the Assets free and clear of all liens, charges, easements, mortgages, pledges, claims and other encumbrances in favor of any third party, except as disclosed in the Disclosure Schedule (as defined below); and (iii) any and all tangible manifestations of the Assets including. without limitation, all notes, records, files, prints, drawings, schematics diagrams, specifications and tangible items of any sort in Seller's possession or under Seller's control relating to the Assets, and including original trademarks and related registrations, copyrights and related registrations, and certificates of letters patent, and applications and disclosures therefor, if any. Such delivery shall include all present versions and, to the extent in Seller's possession or control, predecessor versions.

      1.10 CONSENTS AND APPROVALS. Seller shall use its best efforts to obtain all consents (including, without limiting the generality of the foregoing, consents or approvals of any government or governmental agency) necessary to the assignment and transfer to Purchaser to effect the sale, delivery, transfer and conveyance of the Assets contemplated by Section 1.1. From time to time after the Closing, at Purchaser's request and without further consideration, Seller agrees to execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey, transfer to and vest in Purchaser, and to put Purchaser in possession of, any property to be sold, conveyed, transferred and delivered hereunder. All consents, waivers or approvals required with respect to all of the Contracts or other rights as listed on Section 3.19 of the Disclosure Schedule have been obtained, other than the consents, waivers or approvals for the Contracts or rights as listed on Schedule 1.10 attached hereto





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(the "EXCLUDED CONTRACTS"). Until a required consent, waiver or approval is obtained with respect to a particular Excluded Contract, Seller shall provide Purchaser with all of the benefits of such Excluded Contract (except benefits that accrued to Seller prior to the Closing), including, without limitation, the right to any payments due to Seller under the Excluded Contracts, provided, however, that in the event a required consent, waiver or approval is not obtained with respect to an Excluded Contract within 180 days of the Closing, Purchaser shall be entitled to indemnification for such contract pursuant to
Section 7 hereof. Notwithstanding anything to the contrary herein, neither this Agreement nor any of the instruments or documents executed or delivered in connection with this Agreement shall constitute an assignment or assumption of an Excluded Contract without a required waiver, consent or approval for such contract.

      1.11 SELLER LOAN. Purchaser shall lend to Seller at Closing the amount of Two Hundred Eighty Thousand Dollars ($280,000) (the "SELLER LOAN AMOUNT") in accordance with the terms of the loan agreement (the "LOAN AGREEMENT") attached hereto as EXHIBIT I. As further provided in Loan Agreement, Purchaser shall make additional advances to Seller, the amount of which shall be added to and shall become part of the Seller Loan Amount subject to repayment according to the terms of the Loan Agreement. The obligations of the Seller under the Loan Agreement shall be secured by a pledge of the Purchase Stock and personal guaranties by Member and Darleen Bauer Allwein.

      1.12 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER REGARDING THE ASSETS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      1.13 EMPLOYEES. Effective upon the Closing, Seller will terminate the employment of all its employees. Effective as of the Closing, Purchaser shall offer to employ each of Seller's employees on substantially the same terms and conditions as such employees are employed by Seller prior to the Closing. Purchaser shall continue or reinstate Seller's employee identified on Schedule 1.13(A) attached hereto who is currently on leave and whose employment is required to be continued or reinstated by Seller under applicable state or federal law. Purchaser shall also assume vacation leave accrued prior to the Closing by employees who are employed by Purchaser immediately after the Closing all as identified in Schedule 1.13(B) attached hereto. Purchaser's obligations as set forth under this Section 1.13 are referred to as the "EMPLOYEE OBLIGATIONS." Seller shall provide reasonable assistance to Purchaser after the Closing to obtain signed copies of Purchaser's standard Proprietary Information Agreement in the forms attached hereto as Exhibits Q-1 and Q-2 from all employees who are employed by Purchaser immediately after the Closing.

2. CLOSING. The closing of the transactions provided for in Section 1 above shall take place at the offices of Wolf, Rifkin & Shapiro, LLP, 11400 W. Olympic Boulevard, Ninth Floor, Los Angeles, California 90064, at 10:00 a.m. on March 18, 1998 (the "CLOSING DATE"), or such other place, time and date as the parties may agree.






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3. REPRESENTATIONS AND WARRANTIES BY SELLER AND MEMBERS. Except as set forth in the Disclosure Schedule in EXHIBIT D attached hereto and incorporated by reference (the "DISCLOSURE SCHEDULE"), Seller and Members each hereby, jointly and severally, represent and warrant to Purchaser as follows:

      3.1 ORGANIZATION AND STANDING. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite power under the Beverly-Killea Limited Liability Company Act (the "LLC ACT"), its Articles of Organization and its Operating Agreement to own and operate its properties and assets, and to carry on its business as conducted and possesses all licenses, franchises, rights and privileges necessary for the conduct of its business. Seller is qualified to do business in all jurisdictions in which such qualification is required, except where the failure to qualify does not have a material adverse effect on Seller or the Business. Seller does not own any interest in any corporation, partnership or other entity.

      3.2 CORPORATE POWER; AUTHORIZATION. Seller has all requisite power and authority to enter into this Agreement and the Exhibits attached hereto, to sell and transfer the Assets, and to carry out and perform all of its obligations under the terms of this Agreement and the Exhibits. All action on the part of Seller and Seller's officers, managers, members, assignees and other holders of voting control of or beneficial interests in the Seller that is necessary for the authorization, execution and delivery of this Agreement and the Exhibits by Seller and for the performance of Seller's obligations hereunder and thereunder for the sale and transfer of the Assets has been taken in accordance with the LLC Act, Seller's Articles of Organization and its Operating Agreement. This Agreement and the Exhibits, when executed and delivered, shall constitute the legal and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 NO BREACH, ETC. The execution and delivery of this Agreement by Seller and Members of all documents to be executed by Seller and Members in connection with the transactions contemplated hereby do not, and the performance and consummation by Seller and Members of the transactions contemplated by this Agreement and the Exhibits will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Seller's Articles of Organization or Operating Agreement or similar charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which either Seller or either Member is a party or to which either of them or the Assets are subject.

      3.4 FINANCIAL STATEMENTS. Seller has previously delivered to Purchaser unaudited balance sheets and statements of operations of Seller as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (the "FINANCIAL STATEMENTS"). Seller has also previously delivered certain additional items of financial data as of and for the fiscal years ended December 31, 1995, 1996 and 1997, which data includes the following: (i) earnings and revenue data; (ii) cost of goods sold; (iii) selling, general and administrative expenses; (iv) physical distribution; (v) earnings before interest and taxes; (vi) data concerning plant, property and equipment; (vii) data concerning accounts receivable; (viii) data concerning inventories; and (ix) data concerning intellectual properties (the "FINANCIAL DATA"). The Financial Statements and Financial Data as of December 31, 1995, and 1996, are to Seller's knowledge, complete and accurate in all material respects. The Financial Statements and Financial Data as of December 31, 1997 have been certified as correct, complete and accurate in all material respects by Joe Allwein. All of the Financial Statements have been prepared in accordance with generally accepted accounting principles (except for the exclusion of manufacturing overhead from inventory valuations, the notes to such statements and year-end adjustments, in no case having an adverse material effect upon results presented in such financial statements) applied consistently during the periods covered thereby and present fairly the financial condition of Seller at the dates of such statements and the results of its operations for the periods covered thereby.

      3.5   TITLE TO PROPERTIES: LIENS: CONDITION OF PROPERTIES.

            a. Seller has good and marketable title to all of the Assets. No default by Seller or either of the Members exists under or with respect to any of such Assets and none of the Assets is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge.

            b. As of the Closing Date, each item of machinery and equipment owned or leased by Seller and included in the Assets is in good working order, subject to normal wear and tear, and all such buildings, machinery, and equipment have been well maintained and are in a condition suitable for Seller's operation of the Business. The Assets conform with all material applicable ordinances, regulations and zoning or other laws and do not encroach on the property of others.

            c. As of the date of this Agreement there is to Seller's knowledge no pending or threatened change in any such ordinance regulation or zoning or other law, and there is to Seller's knowledge no pending or threatened condemnation of any or all such buildings, machinery and equipment.

            d. The Assets shall include all rights, properties, interest in properties and assets necessary to permit Purchaser to conduct the Business after the Closing substantially as it has been conducted prior to the Closing.

      3.6 TAXES. With respect to the Business and the Assets, Seller and each of the Members have accurately prepared and timely filed all income tax returns and other tax returns or other reports which are required to be filed, and has paid, or made provision for the payment of, all federal, state and local taxes, including, but not limited to, income, property, franchise, excise, and sales and use taxes, which have or may have become due pursuant to said returns or reports or pursuant to any notice of deficiency or any assessment which has been received by it. Neither Seller nor either Member is a party to any pending action or proceeding, nor, to the best knowledge of Seller, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against Seller or either of the Members with respect to the Business or the Assets.

      3.7 NO LIABILITIES. As of the date of this Agreement, neither Seller nor either Member has, nor has any had, (i) any liabilities or obligations (absolute or contingent) of any nature, except as set forth in Section 3.7 of the Disclosure Schedule, or (ii) any change in the nature of the business, results of operations, prospects, financial condition, method of accounting or accounting practice or manner of conducting the Business, other than changes in the ordinary course of such business, none of which has had, or may reasonably be expected to have, a material adverse effect on the Assets or the Business, or the results of operations, prospects, financial condition or manner of operating the Assets or conducting the Business taken as a whole.

      3.8 LITIGATION, ETC. With respect to the Business and the Assets, no action, suit, proceeding or investigation of any nature, including any claims alleging infringement of the intellectual property rights of others, is pending or, to either Member's or Seller's knowledge, threatened against Seller or either Member, nor, to the best knowledge of Seller, is there any basis therefor. The foregoing includes, without limitation: any action, suit, proceeding or investigation, pending or threatened, which questions the validity of this Agreement or the Exhibits or the right of Seller or either Member to enter into this Agreement or the Exhibits or to sell and transfer the Assets, or which might result, either individually or in the aggregate, in any material adverse change in the Assets, condition, affairs or prospects of the Business or of Seller or either Member, financial or otherwise; any litigation pending or to Seller's knowledge threatened which might affect the ability of Purchaser to operate the Business or to use the Assets; and any litigation pending or, to Seller's or either Member's knowledge, threatened against Seller or either Member by reason of the past employment relationship of any employee, officer or consultant of Seller or either Member, the activities of Seller or either Member, or negotiations by Seller or either Member with possible purchasers of, or investors in, Seller, all with respect to the Business or the Assets. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against Seller or either Member affecting the Business or the Assets. No action, suit, proceeding or investigation is pending or threatened by Seller or either Member affecting the Business or the Assets.

      3.9 PATENTS, TRADE NAMES AND TRADEMARKS. All patents, patent applications, registered copyrights, trade names, registered trademarks and trademark applications which are owned by or licensed to Seller and are associated with the Business or are included in the Assets are listed in Section 3.9 of the Disclosure Schedule, which section indicates with respect to each the nature of Seller's interest therein and the expiration date thereof or the date on which Seller's interest therein terminates. All such patents, patent applications, registered trademarks and trademark applications have been duly registered in, filed in or issued by the United States Patent and Trademark Office, and all such registered copyrights have been duly registered in, filed in or issued by the United States Copyright Office, or, in each case, the corresponding offices of other countries identified on Section 3.9 of the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. Seller's use of said patents, patent applications, registered copyrights, other copyrights, trade names, registered trademarks, trademark applications and other trademarks, and trade secrets (collectively, the "INTELLECTUAL PROPERTY") does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller, free and clear of any licenses, charges, attachments, liens, encumbrances or adverse claims. Except as set forth in Section 3.9 of the Disclosure Schedule: (a) no other person has an interest in or right or license to use, or the right to license others to use, any of the Intellectual Property, (b) there are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge Seller's rights in respect thereof, (c) none of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation, or, to the best knowledge of Seller, is being infringed by others,
(d) no claim has been made and no proceeding has been filed or is threatened to be filed charging Seller with infringement of any adversely held patent, trade name, trademark or copyright, and (e) there does not exist (i) any unexpired patent with claims which are or would be infringed by products of Seller or by apparatus, methods or designs employed by Seller in manufacturing such products or (ii) any patent or application therefor or invention which would materially adversely affect Seller's ability to manufacture, use or sell any such product, apparatus, method or design. There are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale or disposition of any instrument or agreement governing any of the Intellectual Property.

      3.10 COMPLIANCE WITH LAWS. Seller is not in violation of any laws and regulations which apply to the conduct of the Business, including, without limitation, laws and regulations relating to employment, occupational safety and environmental matters that would have a material adverse affect on the Business or the Assets. Seller has not received notice of, and to Seller's knowledge, there has never been, any citation, fine or penalty imposed upon or asserted against Seller under any federal, state or local law or regulation relating to employment, occupational safety, zoning or environmental matters relating to the Business or the Assets.

      3.11  ENVIRONMENTAL MATTERS.

            a. Seller has materially complied with, and is in material compliance with, all applicable Environmental Laws (as defined below). Seller possesses, and has provided to Purchaser true and accurate copies of, all permits, approvals, registrations, licenses or other authorizations required by any governmental authority pursuant to any Environmental Law applicable to the Business or the Assets, the absence of which would have a material adverse effect on the Business or the Assets. There is no pending or, to Seller's knowledge, threatened civil or criminal litigation, written notice of violation, formal administration proceeding, or investigation, inquiry or information request by any governmental authority, relating to any Environmental Law to which Seller is a party or to Seller's knowledge is threatened to be made a party. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and solid contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

            b. Except as set forth in Section 3.11 of the Disclosure Schedule, since the date on which Seller began operating the Business, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility presently or formerly owned, operated or controlled by Seller. Except as set forth in Section 3.11 of the Disclosure Schedule, to Seller's knowledge, prior to the date on which Seller began operating the Business, there have been no such releases of any Materials of Environmental Concern. With respect to any releases of Materials of Environmental Concern, Seller has given all required notices to government authorities, copies of which have been provided to Purchaser. Seller is not aware of any releases into the environment of Materials of Environmental Concern at parcels of real property or facilities presently or formerly owned, operated or controlled by Seller that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Seller. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

            c. Set forth in Section 3.11(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits in the possession of Seller with respect to the operations of, or real property owned or leased by Seller (whether conducted by or on behalf of Seller or a third party and whether done at the initiative of Seller or directed by a governmental authority or other third party). Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to Purchaser.

            d. Seller is not aware of any material environmental liability arising out of the utilization by Seller of any solid and hazardous waste transporter or treatment, storage and disposal facility.

      3.12 GOVERNMENTAL PERMITS. Seller owns, holds or possesses all federal, state or local governmental permits, certificates, licenses, franchises, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business (herein collectively called "GOVERNMENTAL PERMITS"), except for such Governmental Permits that can now or hereafter be obtained without delay and at nominal cost and as to which the failure to so own, hold or possess would not have a material adverse effect on the Assets or the Business. In connection with the Assets and the Business, Seller has fulfilled and performed its obligations under each of the Governmental Permits owned, held or possessed by it, and no event has occurred or exists which constitutes a breach or default under any such Governmental Permit or which permits, or after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or which may adversely affect in any material respect the rights of Seller thereunder.

      3.13 DISCLOSURE OF MATERIAL INFORMATION. With respect to the Business and the Assets, neither this Agreement nor any Exhibit or Schedule hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by Seller or either Member in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller or either Member pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Seller or either Member shall be deemed representations and warranties by the Seller and Members. There is no fact (other than factors affecting the Business' industry generally) known to Seller or either Member which materially adversely affects or may in the future materially adversely affect the operations, properties or condition (financial or otherwise) of the Business or the Assets.

      3.14 INSURANCE. Set forth in Section 3.14 of the Disclosure Schedule is a complete and accurate list and summary description of all policies of fire, casualty, general liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Seller, true and correct copies of which have heretofore been delivered to Purchaser. Section 3.14 of the Disclosure Schedule includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $50,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Section 3.14 of the Disclosure Schedule indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75 % or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date (except any cancellations resulting from the consummation of the transactions contemplated by this Agreement). Seller has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller duly and timely made all claims that, to Seller's knowledge, it has been entitled to make under each policy of insurance. Since Seller's inception, all products liability and general liability policies maintained by or for the benefit of Seller have been "occurrence" policies and not "claims made" policies. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller does not have knowledge of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with requirements of all contracts to which Seller is a party.

      3.15 INVENTORY. All inventories of raw materials, work-in-process, tooling and finished goods (including all such in transit) of Seller, together with all related packaging materials, reflected on Seller's February Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, have commercial values at least equal to the value shown on the February Balance Sheet and is valued, at the lower of cost or market, in accordance with Seller's internal accounting procedures which exclude an allocation of manufacturing overhead costs to inventory but includes Seller-owned tooling and an offset for customer prepayments for materials included in work-in-process. All Inventory purchased since the date of the February Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Section 3.15 of the Disclosure Schedule, all Inventory is located on premises owned or leased by Seller as reflected in this Agreement. All work-in-process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Seller with no recent history of credit problems with respect to Seller; neither Seller nor any such customer is in material breach of the terms of any obligation to the other. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to work performed prior to Closing.

      3.16 MAJOR CUSTOMERS. Section 3.16 of the Disclosure Schedule contains a list of the five (5) largest customers of Seller for the most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Seller does not have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed in Section 3.16 of the Disclosure Schedule will not continue to be customers of Purchaser after the Closing at substantially the same level of purchases as heretofore.

      3.17 EXISTING EMPLOYMENT CONTRACTS. Section 3.17 of the Disclosure Schedule contains a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit sharing, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which they are bound; all of these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. There have been no claims of defaults and, to the best of Seller's knowledge there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best of Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Assets or the Business.

      3.18  EMPLOYEE BENEFITS.

            a. Section 3.18 of the Disclosure Schedule lists all Employee Plans covering persons currently or formerly employed by Seller ("EMPLOYEES"). The term "EMPLOYEE PLAN" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which any Employee is the named insured and as to which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus (including without limitation, holiday, vacation, Christmas and other bonus practices to which Seller is a party or is bound or which relate to the operation of the Business with respect to Employees), incentive, vacation pay, severance pay, or other employee benefit plan, trust arrangement, agreement, policy or commitment (including, without limitation, any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("PENSION PLAN"), and any employee welfare benefit plan as defined in
Section 3(1) of ERISA ("WELFARE PLAN")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all current Employee's, and (i) to which Seller is party or by which Seller (or any of the rights, properties or assets of the Company) is bound, (ii) with respect to which Seller has made any payments, contributions or commitments, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) or (iii) under which any current Member, Employee or agent of Seller is a beneficiary as a result of his employment or affiliation with Seller.

            b. With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Seller is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws.

            c. With respect to any Employee, Seller does not maintain, contribute to or have any material liability under (or with respect to) any Pension Plan which is a tax qualified "defined benefit plan" (as defined in Section 3(35) of ERISA) or, a tax-qualified "defined contribution plan"

(as defined in Section 3(34) of ERISA), or a non-qualified deferred compensation plan for certain highly compensated or management employees whether or not terminated. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Plan or are reflected as a liability on the books of Seller and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Plan which is a Welfare Plan.

            d. Seller has, with respect to all current and former Employee Plans (and all related trusts, insurance contracts and funds), at all times complied in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") and all other applicable statutes, common law, regulations and regulatory pronouncements, or has, in the exercise of its reasonable judgment, determined that such statutes (including ERISA), common law, regulations and regulatory pronouncements were and are not applicable to Seller. Seller has not engaged in nor is it bound to enter into, any transaction with respect to any Employee Plan which would subject Seller to any material liability due to either a civil penalty assessed pursuant to
Section 502(I) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of any Employee Plan (and all related trusts, insurance contracts and funds), other than routine claims for benefits, are pending or to Seller's knowledge threatened which could result in a material adverse effect on the Business. There are not now, nor have there been, any tax-qualified retirement plans sponsored or maintained by Seller for Employees since January 1, 1975, nor are there any unfunded obligations with respect thereto. With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any "multi-employer plan," as defined in the Multi-employer Pension Plan Amendments Act of 1980, and Seller has not incurred any current or potential withdrawal or termination liability as a result of a complete or partial withdrawal from any multi-employer plan or the sale of the Assets. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under the requirements of section 401(a) of the Code, the Internal Revenue Service has issued a determination letter to that effect, and such letter remains effective and has not been revoked. No unfulfilled obligation to contribute with respect to an Employee Plan exists with respect to any Employee Plan year ending on or before December 31, 1997, except as shown in the Closing Balance Sheet. There is no agreement or promise, written or oral, of Seller to the effect that any Employee Plan may not be terminated at Seller's discretion at any time, subject to applicable law. The Closing Balance Sheet reflects all accrued vacation and other benefits for Seller's employees as of the date thereof.

      3.19 REQUIRED CONSENTS AND APPROVALS. Except as set forth in Section 3.19 of the Disclosure Schedule, Seller and each of the Members has the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this Agreement, and no approvals or consents or any persons are necessary in connection with it. The execution and delivery of this Agreement by Seller has been duly authorized by its members in accordance with the LLC Act and Seller's Articles of Organization and its Operating Agreement. Except as set forth in Section 3.19 of the Disclosure Schedule, no Contract or other right necessary to effect the sale, delivery, transfer and conveyance of the Assets requires the consent, waiver or approval of any person or entity.

      3.20 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in
Section 3.20 of the Disclosure Schedule, since February 28, 1998 thru the Closing Date, there has not been:

            a. ADVERSE CHANGE. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Seller;

            b. DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting Seller's business or properties;

            c. INCREASE IN COMPENSATION. Any increase in the salaries, wages or other remuneration or compensation, or in any benefits payable or to become payable to any employee or agent of Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            d.    LABOR DISPUTES.  Any labor dispute or disturbance;

            e. COMMITMENTS. Any commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

            f. DISTRIBUTIONS. Any liquidating or non-liquidating distribution made to any member or assignee with respect to a membership interest in Seller, including any distribution made by reason of the death or retirement of a member, or any other payment to any member or assignee of Seller as such a member or assignee;

            g. DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of Seller, except for the sale of inventory items in the ordinary course of business;

            h. INDEBTEDNESS. Except with respect to Purchaser's loans to Seller, any indebtedness for borrowed money incurred, assumed or guaranteed by Seller or either Member;

            i. LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Seller or either Member;

            j. AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            k. LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, manager or employee of Seller, or any member, assignee or affiliate;

            l. CREDIT. Any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit; or

            m. NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of Seller or either Member.

      3.21 PRODUCT WARRANTY AND PRODUCT LIABILITY. Section 3.21 of the Disclosure Schedule contains a true, correct and complete copy of all of Seller's warranties for its products and services. There have been no variations from such warranties. There are no express warranties, commitments or obligations with respect to Seller's products or performance of services.
Section 3.21 of the Disclosure Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Seller's products or services rendered, which are presently pending or which to Seller's knowledge are threatened, or which have been asserted or commenced against Seller within the last year, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance). There are no defects in Seller's products or services which would adversely affect performance of Seller's products or services or create an unusual risk of injury to persons or property. Seller's products and services have been designed or performed so as to meet and comply with all governmental standards and specifications currently in effect and have received all governmental and customer approvals necessary to allow their production or performance.

      3.22 MEMBER LIST. Section 3.22 of the Disclosure Schedule sets forth a complete list of the names of all the members, assignees or other persons who beneficially own an economic or voting control interest in Seller, together with the percentage interest in voting rights and in the capital, profits and losses beneficially owned by each such member, assignee or other person. Each person so listed that is an individual is a competent adult and is the beneficial owner of the membership interest so listed in his or her name, with the sole right to vote, dispose of, and receive distributions with respect to such membership interest.

      3.23 ASSETS NECESSARY TO BUSINESS. The Assets include all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Purchaser to carry on, or currently use or hold for use in, the Business as presently conducted.

      3.24  CONTRACTS AND COMMITMENTS.

            a. REAL PROPERTY LEASES. Except as set forth in Section 3.25(a) of the Disclosure Schedule, neither Seller nor Member has any leases of real property.

            b. PERSONAL PROPERTY LEASES. Except as set forth in Section 3.25(b) of the Disclosure Schedule, neither Seller nor Member has any leases of personal property.

            c. PURCHASE COMMITMENTS. Seller does not have any purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three (3) months normal usage or which are at an excessive price, except the purchase of titanium forgings where Seller has a firm purchase order from Seller's customers in support of the purchase commitment.

            d. SALES COMMITMENTS. Except as set forth in Section 25(d) of the Disclosure Schedule, neither Seller nor the Member has any sales contracts or commitments to customers which aggregate in excess of $50,000 to any one customer (or group of affiliated customers). Seller does not have any sales contracts or commitments, except those made in the ordinary course of business, at arm's length, and no such contract or commitment is for a sales price which would result in a loss (determined on a gross profit margin basis) to Seller.

            e. CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Seller does not have any agreement, understanding, contract or commitment (written or oral) with any affiliate or any other manager, officer, employee, agent, or consultant that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

            f. POWERS OF ATTORNEY. Neither Seller nor either Member has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            g. COLLECTIVE BARGAINING AGREEMENTS. Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

            h. LOAN AGREEMENTS. Except as set forth in Section 3.25(h) of the Disclosure Schedule, neither Seller nor either Member is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            i. GUARANTEES. Neither Seller nor either Member has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, except in the ordinary course of business.

            j. CONTRACTS SUBJECT TO RENEGOTIATION. Seller is not a party to any contract with any governmental body which is subject to renegotiation.

            k. BURDENSOME OR RESTRICTIVE AGREEMENTS. Except as shown on Section 3.24(k) of the Disclosure Schedule, neither Seller nor Joe Allwein is a party to nor is either bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, neither Seller nor Joe Allwein is a party to nor is either of them bound by any agreement requiring Seller or Joe Allwein to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller or Joe Allwein from competing in any business or geographical area or soliciting customers or otherwise restricting the Business from carrying on its business anywhere in the world.

            l. SALES REPRESENTATIVE AGREEMENTS. Section 3.24(1) of the Disclosure Schedule contains a list of all sales representative agreements of Seller.

            m. OTHER MATERIAL CONTRACTS. Seller has previously disclosed to Purchaser any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $50,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Seller.

            n. NO DEFAULT. Neither Seller nor either Member is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's or either Member's obligations or result in the creation of any lien on any of the assets owned, used or occupied by Seller or either Member. Based on Seller's best knowledge or what Seller reasonably should know, no third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

      4.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to own and operate its properties and assets, and to carry on its business as conducted and possesses all licenses, franchises, rights and privileges necessary for the conduct of its business. Purchaser is qualified to do business in all jurisdictions in which such qualification is required.

      4.2 CORPORATE POWER; AUTHORIZATION. Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. All corporate action on the part of Purchaser and all action on the part of its shareholders, officers and directors necessary for the authorization, execution and delivery of this Agreement and the Exhibits by Purchaser and for the performance of Purchaser's obligations hereunder has been taken, and this Agreement and the Exhibits, when duly executed and delivered, shall constitute the legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.3 NO BREACH, ETC. The execution and delivery of this Agreement by Purchaser and all documents to be executed by Purchaser in connection with the transactions contemplated hereby do not, and the performance and consummation by Purchaser of the transactions contemplated by this Agreement and the Exhibits will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Purchaser's Certificate of Incorporation or Bylaws or similar charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which Purchaser is a party or by which its assets are bound.

      4.4 PURCHASE STOCK. The offer, sale and issuance of the Purchase Stock in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and are exempt from qualification under the requirements of California law, subject to any requirement that an appropriate notice be filed pursuant to the California Corporate Securities Law of 1968. The Purchase Stock, when issued to Seller, will be validly issued, fully paid and non-assessable. Except for the restrictions set forth in the Stock Agreement (as defined below) and the Stock Pledge (as defined below), when issued to Seller, the Purchase Stock shall be free and clear of any lien, claim, encumbrance, security interest, pledge or other right of any third party, and no option, warrant, restriction, right or other agreement or commitment is or shall be outstanding or existing with respect to the Purchase Stock. There are no rights in or claims possessed by any person or entity enforceable against Purchaser in law or at equity to compel any of the foregoing.

      4.5 DISCLOSURE OF MATERIAL INFORMATION. No representation or warranty by Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement, nor any document or certificate delivered to Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Purchaser shall be deemed representations and warranties by the Purchaser.

5.    CLOSING.

      5.1 TIME AND PLACE. The Closing shall be held as contemplated by Section
2.

      5.2 ACTIONS AT CLOSING. At the Closing, in order to consummate the transactions contemplated by this Agreement, each of the following actions shall occur:

            a. AGREEMENT EXECUTED BY BOTH PARTIES. Each party shall duly execute and deliver to the other party this Agreement.

            b. PERFORMANCE BY PURCHASER. At the Closing, Purchaser shall duly execute (where applicable) and deliver, or cause to be executed and delivered, to Seller the following:

                  (1) The Cash Delivery by wire transfer to those accounts designated by Seller (including, without limitation, wire transfers necessary to pay the liabilities contemplated by paragraph c.16 below);

                  (2) An agreement providing for Purchaser to employ Joseph Allwein after the Closing (the "PERSONAL SERVICES AGREEMENT") in the form attached hereto as EXHIBIT F;

                  (3) The Operating Lease in the form attached hereto as EXHIBIT G;

                  (4) The Option Agreement in the form attached hereto as EXHIBIT H;

                  (5) The Stock Agreement in the form attached hereto as EXHIBIT K;

                  (6) The Stock Pledge in the form attached hereto as EXHIBIT L;

                  (7) The Loan Agreement in the form attached hereto as EXHIBIT
I;

                  (8) The Escrow Agreement in the form attached hereto as EXHIBIT M;

                  (9) An opinion of Davis, Graham & Stubbs LLP, counsel to Purchaser, in the form attached hereto as EXHIBIT N;

                  (10)  The Purchase Stock; and

                  (11) Satisfactory evidence of any approval of any regulatory authorities whose approvals to the transactions contemplated by this Agreement are required by law.

            c. PERFORMANCE BY SELLER. At the Closing, Seller and/or Member shall duly execute and deliver, or cause to be executed and delivered, to Purchaser the following:

                  (1)   The Bill of Sale;

                  (2) The Non-Competition Agreement in the form attached hereto as EXHIBIT E-1, and Non-Competition Agreements of Arnold Arroyo, Ray Gomez and Dennis Strum (the "KEY EMPLOYEES") in the form attached hereto as EXHIBIT E-2;

                  (3) The Personal Services Agreement and related Proprietary Information Agreement and Non-Competition Agreement in the forms attached hereto as Exhibits Q-1 and T, respectively;

                  (4)   The Operating Lease;

                  (5)   The Option Agreement;

                  (6) The Master Promissory Note in the form attached hereto as Exhibit O;

                  (7)   The Stock Agreement;

                  (8)   The Stock Pledge;

                  (9)   The Loan Agreement;

                  (10)  The Escrow Agreement;

                  (11) The Personal Guaranty of Joe Allwein and Darleen Bauer Allwein in the form attached hereto as EXHIBIT S;

                  (12)  The February Balance Sheet;

                  (13) Seller's amended Articles of Organization and Operating Agreement, certified by all of Seller's members, which shall provide that Seller may not take any of the actions as set forth in Section 5 of the Loan Agreement without Purchaser's consent, which Purchaser shall not unreasonably withhold, and that in the event that any of such actions take place without such consent, such action or actions shall be void and without force or effect.

                  (14) Evidence satisfactory to Purchaser in its sole discretion, that as of the Closing all of Seller's liabilities and accrued obligations have been fully paid, other than those immaterial liabilities and obligations agreed to by Purchaser at the Closing and which are set forth on the February Balance Sheet, and that all liens, mortgages or other security interests relating to those liabilities and obligations have been released, which evidence shall include, without limitation, UCC termination statements and other documentation evidencing the termination and release of the liens and security interests held by Foothill and Hoover; PROVIDED, HOWEVER, that the provisions of this paragraph shall not apply to any liabilities, obligations, liens, mortgages or other security interests owing or relating to (i) Assumed Liabilities, (ii) the Dover Note (as defined in the Loan Agreement), including, without limitation, any deed of trust or related document relating to the Dover Note, (iii) Freedom Forge Corporation, a Delaware corporation, including, without limitation, that certain Assumption and Modification of Promissory Note made by Seller to Freedom Forge Corporation and dated as of December 11, 1996, and any amendment thereto;

                  (15) The waivers, consents and approvals contemplated by
Section 1.10 above that Seller has obtained as of the Closing;

                  (16) An opinion of Wolf, Rifkin & Shapiro, LLP, counsel to Seller, in the form attached hereto as EXHIBIT R;

                  (17) Satisfactory evidence of any approval of any regulatory authorities whose approvals are required by law;

                  (18) A certified copy of resolutions of Seller's members approving the transactions contemplated by this Agreement as required by applicable law, Seller's Articles of Organization, Operating Agreement or any other applicable instrument;

                  (19)  Certificate of Good Standing of Seller; and

                  (20) Such other evidence of the performance of all covenants required of Seller by this Agreement at or before the Closing, as Purchaser or its counsel may reasonably require.

            d. By closing the transactions contemplated by this Agreement, each party acknowledges that all deliveries required in this Section 5.2 have been received; other than any deliveries permitted after the Closing, including, without limitation, any consents, waivers or other approvals contemplated in
Section 1.10.

6.    POST-CLOSING MATTERS.

      6.1 USE OF SELLER'S NAME. At the Closing, Seller shall assign all its rights and interest in the names "Spin Forge" and "Spin Forge, LLC," along with all of Seller's other trademarks or trade names, to Purchaser. Following Closing, neither Seller nor any affiliate shall, without the prior written consent of Purchaser, make any use of the name "Spin Forge, LLC," "Spin Forge" or any of Seller's other trademarks or trade names, or any other trade name or trademark confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports and exist in good standing as a limited liability company.

      6.2 SALES TAX MATTERS. Subject to Purchaser's obligations under Section
1.6 above, as soon as reasonably practicable following the Closing, Seller shall timely file with the appropriate governmental authority all state and local transfer, sales and use tax returns and shall make all other filings which may be required in connection with the transactions contemplated hereby.

      6.3 FINDERS FEES; PAYMENTS. Each party agrees to pay its own broker or finders' fees in connection with any of the transactions contemplated by this Agreement. Each party represents and warrants to the other that neither it, nor any of its managers, officers, directors, employees, members, shareholders, assignees or agents, have retained, employed or used any broker or other finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation of this Agreement. Seller and Purchaser further agree to indemnify, defend and hold harmless the other from against any loss, liability, damage, cost claim, or expense, including, without limitation, reasonable attorneys' fees, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

      6.4 SEC FILINGS. Seller shall provide reasonable assistance to Purchaser, at Purchaser's sole cost and expense, in furnishing reasonable financial data relating to the Assets for inclusion in connection with a filing by the Purchaser of Form 8-K with the Securities and Exchange Commission ("SEC"), if required, during a period of sixty (60) days following the Closing. Such assistance shall include furnishing financial data to Purchaser's independent auditors.

      6.5 BULK TRANSFER LAW. The parties waive compliance with the California Uniform Commercial Code Bulk Sales law.

7.    INDEMNIFICATION.

      7.1 INDEMNIFICATION OF PURCHASER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Seller and Members made by or on behalf of Purchaser prior to the Closing, Seller and Members shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its respective officers, directors, employees, control persons, advisors and agents from and against all damages, losses (including, without limitation, with respect to clause (c) hereof, lost profits), expenses and liabilities (including reasonable attorneys' fees) whether or not involving a Third Party Claim (the foregoing are referred to collectively as "DAMAGES") relating to or arising out of or in connection with (a) any breach of warranty or covenant or any inaccurate, incomplete or erroneous representation of Seller or Members contained in this Agreement or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto; (b) Transfer Taxes; (c) any and all benefits (the "EXCLUDED CONTRACT BENEFITS"), including, without limitation, prices of, revenue from and orders for products or services, to which Seller was entitled under the Excluded Contracts as such contract was in effect immediately prior to the Closing to the extent that Purchaser is unable to realize such benefits due to a failure to obtain a required waiver, consent or approval for the assignment of such contract, or (d) any liabilities of Seller other than the Assumed Liabilities notwithstanding the waiver by Purchaser of compliance with the provisions of the bulk sales or bulk transfer statutes of the California Uniform Commercial Code.

      7.2 INDEMNIFICATION OF SELLER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Purchaser made by or on behalf of Seller prior to the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its respective officers, managers, employees, control persons, advisors and agents from and against all Damages relating to or arising out of or in connection with (a) any breach of warranty or covenant or any inaccurate, incomplete or erroneous representation of Purchaser contained in this Agreement or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto or, (b) the Assumed Liabilities.

8.    INDEMNIFICATION PROCEDURES.

      8.1 NOTICE. In the event Purchaser, Seller or their respective officers, directors, managers, employees, control persons, advisors and agents (each individually the "INDEMNIFIED PARTY") seeks indemnification or defense under
Section 7 above, the Indemnified Party shall give the party from whom indemnification is requested (the "INDEMNIFYING PARTY") written notice as promptly as practicable after the Indemnified Party has received notice or obtains knowledge of the matter that has given or could give rise to a right of indemnification or defense under this Agreement. Such notice shall state the amount of losses, if any, and the method of computation thereof, all with reasonable specificity and shall contain a reference to the provisions of this Agreement with respect to which such right of indemnification or defense is claimed.

      8.2 THIRD PARTY CLAIMS. With respect to any Damages to which the indemnity or defense obligations of Section 7 apply and which arise from any third party claim (a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice as promptly as practicable after receiving notice of any Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from any Third Party Claim (subject to the limitations set forth in this Section 7), then the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (subject to the consent of the Indemnified party, not to be unreasonably withheld or delayed) upon giving written notice of its intention to do so to the Indemnified Party. In such case, the Indemnified Party shall be permitted, at its option, to participate in the defense of any such Third Party Claim with counsel of its own choosing and at its own expense; provided, however, that the Indemnified Party shall have the right at the Indemnifying Party's expense, to, at its option, either (i) assume the defense or (ii) have separate counsel if, in the reasonable judgment of the Indemnified Party upon advice of outside counsel, representation of both the Indemnified Party and the Indemnifying Party by the Indemnifying Party's counsel would be inappropriate due to an actual or potential conflict of interest between such parties, or if any such claim involves a matter which could have a material adverse effect upon the Business. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought hereunder. If the Indemnifying Party does not elect to assume and control the defense of such Third Party Claim, then the Indemnified Party may, at its option, elect to assume and control such defense at the reasonable expense of the Indemnifying Party (subject to the consent of the Indemnifying Party, not to be unreasonably withheld or delayed) and through counsel of the Indemnified Party's choice. If the Indemnifying Party exercises its right to undertake the defense of any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as is reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party rightfully undertakes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party or the Indemnified Party without the written consent, not to be unreasonably withheld or delayed, of the other party; provided, however, that if such settlement involves the payment of money only and, by the payment of that money, the Indemnified Party is fully indemnified and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim. In no event will either party conduct the defense of any Third Party Claim in a manner that will unreasonably detract from or otherwise interfere with or disrupt the other party's business or customers.

      8.3 OTHER CLAIMS. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

      8.4 CALCULATION OF LOSSES. The parties shall make appropriate adjustments for the proceeds of any insurance coverage of, or any other form of cost recovery obtained by, the Indemnified Party in determining the amount of Damages for purposes of this Section 8, provided that the indemnifiable Damages shall then be increased by any additional expense or liability associated with the obtaining of benefits under such coverage, to the extent of and as a result of such Damages.

      8.5 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies in this Section 8 shall not be deemed to be exclusive. Accordingly, the exercise by any person of any of its rights under this Section 8 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such person may be entitled to exercise, whether under this Agreement, under any other contract, under any statute, rule or other legal requirement, at common law, in equity or otherwise.

      8.6 MINIMUM DAMAGES. No party shall have any obligation or liability to any other party under this Section 8 until the aggregate amount of all Damages for which the Indemnified Party seeks or claims defense or indemnification pursuant to this Section 8 (the "INDEMNIFIED DAMAGES") exceeds a threshold of $25,000. Once an Indemnified Party's Indemnified Damages meet or exceed $25,000, such party may seek or claim defense or indemnification for the full amount of Indemnified Damages. However, this Section 8.5 will not apply to any breach of any of Seller's or Member's representations and warranties of which either Seller or Member had knowledge at any time prior to the date on which such representation or warranty is made or any intentional breach by either Seller or Member of any covenant or obligation, and Seller and Member will be jointly and severally liable for all damages with respect to such breach. In addition, this
Section 8.6 will not apply to any breach of Purchaser's representations and warranties where Purchaser had knowledge that such representation or warranty was untrue at any time prior to the date on which such representation or warranty is made or any intentional breach by Purchaser of any covenant or obligation, and Purchaser will be liable for all damages with respect to such breach.

9. MAXIMUM DAMAGES. Notwithstanding anything to the contrary in this Agreement, but subject to the next sentence, the Members' aggregate liability under this Agreement for Damages or otherwise (including, without limitation, for any breach of any covenant, representation, warranty, indemnity, defense obligation or other obligation under this Agreement) shall not exceed Two Million Four Hundred Thousand Dollars ($2,400,000). However, this Section 9 will not apply to (i) any breach of any of either the Member's or Seller's representations and warranties where either of the Members or Seller had knowledge that such representation or warranty was untrue at any time prior to the date on which such representation and warranty is made or any intentional breach by either Seller or either of the Members of any covenant or obligation, and (ii) Transfer Taxes and Seller and Member will be jointly and severally liable for all Damages with respect to such breaches.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller and Purchaser under this Agreement in connection with the transactions contemplated hereby or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto shall survive the Closing and any investigation made at any time with respect thereto and shall terminate 24 months following the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 3.1, 3.2, 4.1 and 4.2 above shall terminate when the applicable statutes of limitations with respect to such matters in question expire (after giving effect to any extension thereof by waiver or otherwise) or 24 months following the Closing Date, whichever is later.

11.   CONFIDENTIALITY PROVISIONS.

      11.1 OBLIGATION. Seller and Member agree that upon the Closing Date all of the Assets shall be the sole and exclusive property of Purchaser and any Confidential Information (as defined below) relating to the Assets shall comprise a special, valuable and unique asset of Purchaser's business, and that the confidentiality and restricted use of such Confidential Information is an integral part of its ascribed value. Seller and Member shall use all reasonable efforts, not less than those used to maintain the confidentiality of their own confidential information, not to disclose or use such information after the date of this Agreement. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean (a) any information, know-how, data, process, technique, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, business plan, servicing, financial or personnel matter relating to the Assets, the Business, Purchaser, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form; and (b) any information disclosed to Seller by any third party which Seller is obligated to treat as confidential or proprietary, including all whole or partial copies and versions thereof occurring in any form which satisfies the terms and conditions of this Section 11.1.

      11.2 EXCLUSIONS. Confidential Information shall not include and Seller shall not be obligated to hold in confidence any information which (i) is or becomes public knowledge without breach of this Agreement, or (ii) which is or becomes publicly available without a confidentiality restriction and without breach of this Agreement from a source other than Purchaser.

      11.3 REMEDIES. Seller acknowledges that disclosure or use of any Confidential Information prior to or after the Closing Date in a manner inconsistent with this Section 10 or any other provision of this Agreement will cause Purchaser irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that Purchaser may have hereunder Purchaser shall have the right to equitable and injunctive relief to prevent the unauthorized use or disclosure of any such Confidential Information and the right to such damages (including without limitation, court costs and reasonable attorneys' fees) as are occasioned by such unauthorized use or disclosure.

12. ENTIRE AGREEMENT AND AMENDMENTS; SECTION HEADINGS. This Agreement, including the Exhibits and schedules referred to herein, which are incorporated herein and made a part hereof, contains the final complete and exclusive understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated only by a written instrument executed by Seller and Purchaser or their respective successors or assigns. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein, and any of same prior to the Closing, together with the Letter of Intent dated January 28, 1998 by and between Purchaser and Seller, are hereby merged into this Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that neither this Agreement nor any rights or obligations accruing hereunder may be assigned or is assignable by Seller or Purchaser, or may be delegated or is delegable, and any attempted assignment or delegation shall be null and void.

15. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its choice-of or conflict-of-laws rules and venue for any action to enforce or interpret this Agreement shall be in a court of competent jurisdiction located in the State of Colorado and each of the parties consents to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

16. EXPENSES. Each party shall be responsible for its own fees and expenses, including fees and expenses of legal counsel and/or accountants, incurred in connection with the negotiation and preparation of this Agreement, the associated documents and the consummation of the transactions contemplated hereby and thereby.

17. EQUITABLE RELIEF. Seller and Member each further acknowledge that any breach of warranty or covenant or any other provision of this Agreement will cause Purchaser irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that Purchaser may have hereunder Purchaser shall have the right to equitable and injunctive relief, including the right to request specific performance of Seller's or Member's obligations hereunder.






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



18. "KNOWLEDGE" DEFINITION. As used herein, the expressions "knowledge," "best of knowledge," "aware" or similar expressions include only the actual knowledge of an individual or, in the case of Seller or Purchaser, the named individuals listed below and the knowledge any of them should reasonably have by virtue of his or her position, authority, responsibilities and activities, including all such information as is in the files under the control or sued by such individual. When such terms are used in connection with the knowledge of Seller, such knowledge shall mean the knowledge of Joe Allwein and Darleen Bauer Allwein. When such terms are used in connection with the knowledge of Purchaser such knowledge shall mean the knowledge of Paul Lange, Richard Santa and Michael Beam.

19. FURTHER ASSURANCES. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

20. NOTICES. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:

      If to the Purchaser:  Dynamic Materials Corporation
                            551 Aspen Ridge Drive
                            Lafayette, Colorado  80026
                            Attn:  Richard Santa, Chief Financial Officer
                            Fax:  303/604-1897

      With a copy to:       Davis, Graham & Stubbs LLP
                            Suite 4700
                            370 Seventeenth Street
                            Denver, Colorado  80202
                            Attn.:  David Bartlett
                            Fax:  303/892-7400

      If to Seller:         Spin Forge, LLC
                            1700 East Grand Avenue
                            El Segundo, CA  90245
                            Attn.:  Joseph Allwein
                            Fax:  310-640-8599

      With a copy to:       Wolf, Rifkin & Shapiro, LLP
                            11400 W. Olympic Blvd.
                            Los Angeles, California  90064
                            Fax:  310-479-1422
                            Attn:  Richard Grant

      Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three (3) days following mailing pursuant to this Section.

21. SEVERABILITY AND WAIVER. In the event that any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

22. PUBLIC ANNOUNCEMENTS. Purchaser and Seller shall consult upon the substance of any and all press releases, publicity statements and other communications to the public or to vendors and customers of Seller with respect to this Agreement and the transactions contemplated hereby. However, Seller shall not at any time make any such communication without the consent of the Purchaser.

23. THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be construed to create any rights in any of Seller's or Purchaser's employees or in any other person as a third party beneficiary or otherwise.

24. PRONOUNS. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires.

25. ATTORNEYS' FEES. Should any litigation or arbitration occur between the parties to this Agreement respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection therewith, including, without limitation, any attorneys' fees incurred after a judgment has been rendered by a court of competent jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have fully executed this Agreement as of the date first written above.

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                                     -31-

                                       PURCHASER:

                                       Dynamic Materials Corporation

                                        /s/Richard Santa
                                       -----------------------------------------
                                       Richard Santa
                                       Vice President, Finance and Chief
                                       Financial Officer

                                       SELLER:

                                       Spin Forge, LLC

                                        /s/Joe Allwein
                                       -----------------------------------------
                                       Joe Allwein
                                       President and Manager

                                        /s/Darleen Bauer Allwein
                                       -----------------------------------------
                                       Darleen Bauer Allwein, Vice President

                                       MEMBERS:

                                        /s/Joe Allwein
                                       -----------------------------------------
                                       Joe Allwein

                                        /s/Darleen Bauer Allwein
                                       -----------------------------------------
                                       Darleen Bauer Allwein





                                     -32-